Exhibit 99.1

TECHNOLOGY RESEARCH CORPORATION
APPOINTS CHIEF FINANCIAL OFFICER

CLEARWATER, FLORIDA, December 17, 2008 –Technology Research Corporation (TRC), (NASDAQ–TRCI), today announced that Thomas G. Archbold has been appointed Vice President and Chief Financial Officer.  Since November 17, 2008, Mr. Archbold had served as our interim Chief Financial Officer and interim Principal Accounting Officer.

President and CEO, Owen Farren stated, “It has been a pleasure to work with Tom.  In Tom’s short tenure as interim CFO he has had a positive impact and won the confidence of management and the Board.  We are excited that Tom has joined the team”.

From April 2004 to August 2007, Mr. Archbold served as Chief Financial Officer of HMS Holdings Corp., a publicly held provider of cost management services for government sponsored health and human services programs.  From August 2002 to April 2004, Mr. Archbold served as Controller of HMS Holdings Corp.  From 1999 to 2001, he served as Chief Financial Officer of Langer, Inc., a Deer Park, New York publicly traded manufacturer or orthotic products.  Mr. Archbold has also served as Controller of United Capital Corporation, a publicly traded corporation with interests in real estate and manufacturing and as Director of Finance of AIL Systems, Inc., a multi-location manufacturer of high tech electronics systems for the U.S. Government.  Mr. Archbold began his career with Ernst & Young (1982-1991) where he served as a Senior Manager.  Mr. Archbold received a BS in Professional Accountancy from CW Post College.

Technology Research Corporation designs, manufactures and markets electrical safety products that save lives, protect people from serious injury from electrical shock and prevent electrical fires in the home and workplace.  These products have worldwide application.  The Company also supplies power monitoring and control equipment to the United States Military and its prime contractors.

“Safe Harbor” Statement:  Certain statements made in this press release are forward looking in nature and, accordingly, are subject to risks and uncertainties.  The actual results may differ materially from those described or contemplated.

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